Exhibit 10.1

Equity Transfer Agreement of
Hunan Hanyang Environmental Protection Science & Technology Co., Ltd.

The agreement is signed by the authorized representatives on the date of September 18, 2009 in Dalian City, Liaoning Province.

Equity transferee: Dalian Dongtai Industrial Waste Treatment Co., Ltd. (referred to as “Party A”) is an effectively existing company formed under the laws of the People’s Republic of China;
Official Address: No.1 Huaihe West Road, E.T.D. Zone, Dalian City, Liaoning Province.

Equity transferor: Hunan Luyi Industrial Development Co., Ltd. (referred to as “Party B”) is an effectively existing company formed under the laws of the People’s Republic of China;
Official Address: Room No.612, Building No.1, Huoyan Village, Gaoqiao Town, Yuhua District, Changsha City, Hunan Province.

Equity transferor: Song Wenling (referred to as “Party C”),
ID No.: 430102196602221325
Official Address: Room No.1206, Building No.2, Jingdian Garden, Rongyuan Road, Furong District, Changsha City, Hunan Province.

Preface

1. Party B and Party C hold 81% and 19% equity interests of Hunan Hanyang Environmental Protection Science & Technology Co., Ltd. (referred to as “Hunan Hanyang”) respectively. Hunan Hanyang is the project company of the Hazardous Waste Treatment Center of Changsha City, Hunan Province (referred to as “the Center”), with registered capital and paid-in capital amounting to RMB12 million respectively.

2. Party B and Party C agree to transfer 46% and 19% equity interests respectively, totally 65%, of Hunan Hanyang to Party A. Party A agrees to acquire the above mentioned equity interests under the terms of this agreement.

Chapter 1 Definitions

1.1 Unless otherwise indicated in this agreement, the following abbreviations and shortened forms have the meanings set forth as below:
1) “China” refers to the People’s Republic of China (excluding Hong Kong and Macao Special Administrative Region and Taiwan Province)
2) “RMB” refers to the lawful currency of the P.R.C.
3) “Shares” refers to the shareholder’s equity owned by the existing shareholders subscribing and investing registered capital in Hunan Hanyang under the relevant legal documents accounting for the proportion of Hunan Hanyang’s total registered capital. Generally, the manifestations of shares could be stock, equity shares. And the share is calculated by the percentage in this agreement.
4) “Transfer shares” refers to the transferors transferring their holding equities of Hunan Hanyang’s 65% shares.
5) “Consideration” refers to transfer price mentioned in the Article 2.2 and 2.3.
6) “Date of transfer completion” as defined in Article 5.1
7) “Existing shareholders” refers to the transferors (Hunan Hanyang’s shareholders specified in the latest effective contract and constitution prior to this agreement coming into effect).
8) “Agreement” refers to the text, all the  appendixes and other documents seen as agreement annex agreed by all of the Part A, Part B and Part C.

1.2 “Chapter, article, section, item and appendix” refers to the chapter, article, section, item and appendix of this agreement

Chapter 2 Equity Transfer

2.1 Party A agrees to pay Party B and Party C the cash amount that stipulated in Article 2.2 as consideration to acquire the transfer shares.

2.2 The consideration for Party A to acquire the transfer shares of Party B and Party C is RMB10, 620,000 and RMB4,380,000 respectively.

2.3 Consideration refers to acquisition price of the transfer share, including a variety of shareholders’ equities contained in the transfer shares. The shareholders’ equities refer to all the existing and potential interest attached to transfer shares (including the interests represented by 65% of tangible and intangible assets owned by Hunan Hanyang, the future national subsidy and other government fund)

2.4 For any undisclosed debt, Party B and Party C should assume 100% repayment responsibility of undisclosed debt.

2.5 In seven working days after the agreement is signed, Hunan Hanyang should submit all the necessary documents to the authoritative bureaus in order to accomplish the equity transfer registration.

Chapter 3 Payment

3.1 Within 7 working days after the agreement is signed, Party A should pay part of the consideration, which is RMB7, 080,000 and RMB2, 920,000 to Part B and Party C respectively.  Part A should pay the remainder of the consideration within 15 working days when all the prerequisites mentioned in Article 4.1 of this Agreement are satisfied.

3.2 Party A should transfer the consideration into the bank account designated by Party B and Party C. The receipts should be issued and delivered to Party A in the most secured way by Party B and Party C within 7 days after Party B and Party C receive the consideration.

3.3 The three parties should pay the taxes resulting from the share transfer pursuant to the laws and regulations.

Chapter 4 Prerequisites of Equity Transfer

4.1 Party A only pays consideration stipulated in Chapter 3 when the following prerequisites are completed within 3 months after the agreement comes into effect.

1) Party B and Party C have completed all the legal procedures of transferring the equity to Party A.
2) Party B and Party C have provided the resolution of equity transfer approved by the Transferor’s Board of Directors (or refers to “meeting of shareholders” depending on the provisions)
3) Party B and Party C have signed a disclaimer undertaking to exempt Party A from debt which happens before the completion of transfer, and the possible tax liability incurred by transfer.
4) Party B and Party C have completed the equity transfer registration process required by the government authorities.
5) The lawyer appointed by Party A provides legal advice, certifying that all of the above mentioned original legal documents are correct, and confirms that transaction described in this agreement is legally valid, lawful and legally binding for all contracting parties.

4.2 Party A has the right to abandon any or all the prerequisites mentioned in Article 4.1 at its own discretion. And the abandonment decision should be submitted in writing.

4.3 If there are any prerequisites in Article 4.1 failing to satisfy, above all Party A is unwilling to abandon the requisites. This agreement will terminate automatically, and then any rights, obligations or responsibilities under this agreement are invalid and no longer binding to any party immediately. Party B and Party C shall not require Party A to pay the consideration pursuant to this agreement. Besides Party B and Party C should return the consideration that has been paid with the bank interests generated during the period defined in Article 3.1 to Party A after the termination of this agreement immediately or within no more than 14 working days.

Chapter 5 Completion Date of Equity Transfer

5.1 This agreement shall become effective upon signing by the three parties. The transferee shall become one of the shareholders in Hunan Hanyang. However, the rights and obligations under this agreement are finally completed when the prerequisites in Chapter 4 are met within the period defined in Article 4.1 and also the transferee pays the consideration to transferors.

Chapter 6 Appointment of Directors & Other Conventions

6.1 Party A has the right to appoint directors into the Board of directors of Hunan Hanyang pursuant to the corporate constitution of Hunan Hanyang.

6.2 After the transfer, Party A and Party B will continue to invest into Hunan Hanyang to construct the Center. The proportion of the new investment should be Party A 65% vs Party B 35%.

Chapter 7 Default Responsibility

7.1 Each party shall be deemed as default if any of the following events occurs:
1) Violation of the provisions in this Agreement by any party;
2) Statement, guarantee, commitment deemed as untrue, incorrect and misleading or violating this Agreement offered by any party.

7.2 The other two parties have the right to terminate this Agreement or require compensation for the resultant losses caused by any party of the three.

Chapter 8 Force Majeure

8.1 Should each of the parties to this Agreement be prevented from executing this Agreement by force majeture, including but not limited to strike, staff turbulence, explosion, flood, earthquake, hurricane and other natural disasters, war, intented wreck, expropriation, government acts, legal change, other reasons caused by the government and mandatory regulations, important affairs and emergency.

8.2 The prevented party shall notify the other party by written report without delay, and within 15days thereafter provide the detailed information of the events explaining the reason of its inability to execute or delay the execution of all or part of this Agreement. Each party shall, through consultations, decide whether to terminate this Agreement or to exempt the party of obligations for implementation of this Agreement or whether to delay the execution of this Agreement according to the effects of the events on the performance of this Agreement.

Chapter 9 Applicable Law, Disputes Resolution, and Others

91 The law of the People’s Republic of China shall be applicable to signing, validity, interpretation, performance, implementation and disputes resolution of this Agreement.

9.2 Any disputes arising from the execution or performance of this Agreement shall be settled through negotiation between parties involved. In case no settlement can be reached through such negotiation, each party should appeal to the local People’s Court having jurisdiction over Party A.

9.3 This agreement becomes effective upon signing of Party A, Party B and Party C.